EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 the use of the report of Vitale, Caturano & Company, LTD. (whose name has been changed to Caturano and Company, Inc. effective July 1, 2010) dated March 14, 2008 relating to the consolidated financial statements of BTU International, Inc. and subsidiaries for the year ending December 31, 2007 included in its 2009 Annual Report on Form 10-K. It should be noted that we have not audited any financial statements of BTU International, Inc. subsequent to December 31, 2007 or performed any audit procedures subsequent to the date of our report.

/s/ Caturano and Company, Inc.

Boston, Massachusetts
August 5, 2010